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                                                                 EXHIBIT 10.3










                EQUIPMENT SALES, SERVICES AND LICENSE AGREEMENT

                                    between

                         GRAHAM ENGINEERING CORPORATION

                                      and

                       GRAHAM PACKAGING HOLDINGS COMPANY


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                EQUIPMENT SALES, SERVICES AND LICENSE AGREEMENT

                  THIS EQUIPMENT SALES, SERVICES AND LICENSE AGREEMENT is dated this 2nd day of February, 1998 (this "Agreement") between Graham Engineering Corporation, a Pennsylvania corporation ("GEC"), and Graham Packaging Holdings Company, a Pennsylvania limited partnership (formerly known as Graham Packaging Company, "GPC"). GPC and GEC are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                  WHEREAS, GEC manufactures blow molding equipment for the production of plastic products and related in-mold labeling equipment, extruders, conveyors, trimmers, tooling and other equipment and possesses certain secret and substantial information and technology that is useful in the manufacture and operation of blow molding equipment;

                  WHEREAS, GPC is an international rigid plastic container manufacturing company that is active in the food and beverage, household and automotive businesses and possesses certain secret and substantial information, technology and know-how pertaining to the design and manufacture of plastic containers; and

                  WHEREAS, GPC and GEC desire to enter into this Agreement to provide for (i) the sale by GEC of GEC Wheel Systems (as hereinafter defined) to GPC and its Affiliates; (ii) the provision of certain consulting services by GEC and GPC, to each other; and (iii) certain other matters, all as hereinafter provided.

                  NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

                             ARTICLE I. Definitions

                  1. Certain Definitions. The following terms, when used in this Agreement, have the following meanings:

                  "Affiliate" of any person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity. A person shall be deemed to be controlled by another person if such other person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person whether by ownership of equity or other securities by contract or otherwise provided that any person or entity of which any other person or entity owns beneficially or of record, either directly or through one or more intermediaries, more than twenty-five percent (25%) of the ownership interests, shall be conclusively presumed to be an

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"Affiliate"; provided that Techne Technipack Engineering Italia SPA shall not be an Affiliate of Engineering or any of its Affiliates.

                  "Dairy" means a plant for which a central activity is to produce and/or package milk, cream, evaporated milk, flavored milks or milk shakes.

                  "Dairy Containers" means extrusion blow molded containers for liquid food products to be filled in Dairies. For the purposes of clarification, such containers may include bottles for juices, nectars, still drinks, and water, if filled at a Dairy.

                  "High Output Extrusion Blow Molding Equipment" means extrusion blow molding machinery with greater than twelve cavities, including GEC Wheel Systems. High Output Extrusion Blow Molding Equipment shall also include rebuilds, retrofits and other similar enhancements of such machinery.

                  "GEC Wheel Systems" means the GEC "Super 12" line or larger lines of rotary extrusion blow molding machinery for producing plastic containers and related components, which operate with more than twelve stations, and related auxiliary equipment developed or produced by GEC, all as constituted on the date hereof, as the same may be modified hereafter from time to time for efficiency improvements, except to the extent such modifications are, or become, subject to non-use or non- disclosure agreements with third parties, it being understood that it is GEC's intent, though not its obligation, to seek to preserve for itself to the extent practicable in its discretion, the right to include in GEC Wheel Systems for sale to GPC, efficiency improvements thereto.

                  "Off-Site Dairy Focused Facility" means a Facility, which is not a Dairy, but where the substantial portion of the operations are dedicated to the production of extrusion blow molded milk bottles that are to be filled in a Dairy.

                  "Proprietary Technology" means proprietary technical information and technology that GEC now possesses or hereafter acquires during the term of this Agreement which is embodied in GEC Wheel Systems and other equipment proprietary to GEC sold by GEC to GPC and its Affiliates heretofore or from time to time under this Agreement and other proprietary technical information and technology identified by GEC to GPC as proprietary that GEC provides from time to time or already has provided to GPC or any of its Affiliates.

                  "Recapitalization Agreement" means the Agreement and Plan of Recapitalization, Redemption and Purchase dated December 18, 1997 among GPC, GEC, Graham Packaging Corporation, Graham Family Growth Partnership, Graham Capital Corporation, Graham Recycling Corporation, Donald C. Graham, BCP/Graham Holdings LLC and BMP/Graham Holdings Corporation.

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                  "Territory" means the countries and territories located in
North America and South America and the countries comprising the European Economic Community as of the date of this Agreement ("EEC"), and any other country in or to which GPC or its Affiliates, as of or after the date hereof, has produced or shipped in the then most recent calendar year extrusion blow molded plastic bottles representing sales in excess of $1,000,000 at then-prevailing market prices.

                   ARTICLE II. Equipment Purchases and Sales

                  2.1. Equipment Purchases by GPC.

                           (a) During the term of this Agreement and subject to
the requirements set forth in Section 2.1(b) below, and notwithstanding anything to the contrary in Paragraph 5(a) of the Terms and Conditions of Sales attached hereto, GPC and its Affiliates shall have the exclusive right to purchase, lease or otherwise acquire GEC Wheel Systems in the Territory from GEC (other than GEC Wheel Systems acquired directly as a result of the acquisition of a controlling interest (through merger or otherwise) in GEC or the acquisition of substantially all of the assets or extrusion blow molding assets of GEC (provided that in any such case, GEC shall ensure that the successor or purchaser assumes GEC's obligations under this Agreement)), except for the purposes of manufacturing (i) Dairy Containers or (ii) containers for yogurt drinks or lactic acid drinks, for which GPC and its Affiliates shall have a nonexclusive right to purchase such equipment, subject to Section 5.2(b) hereto. Subject to the foregoing, GEC shall not sell GEC Wheel Systems outside of the Territory to a purchaser (other than a purchaser to which a sale could be made in the Territory pursuant to the next paragraph) if, at the time of such sale (i) such sale would be inconsistent with GPC's exclusive rights if it were made in the Territory and (ii) GEC knows that such purchaser intends to relocate the GEC Wheel System to the Territory. GPC shall have the nonexclusive right to purchase GEC Wheel Systems outside the Territory. Except as provided in this Section 2.1, nothing in this Agreement shall limit GPC's right to sell products produced by the GEC Wheel Systems in any geographical area.

                  Notwithstanding anything in this Section 2.1 to the contrary, GEC shall not be prohibited from selling any GEC Wheel Systems to GEC customers that (i) have purchased equipment from GEC or its Affiliates prior to the date hereof or (ii) after the date hereof purchase equipment from GEC or its Affiliates outside the Territory on the date of such purchase; provided that the GEC Wheel Systems permitted to be sold to a customer pursuant to this sentence shall be no larger in size than (A) with respect to clause (i) above, the largest GEC Wheel System heretofore sold to such GEC customer (or any affiliate thereof), or (B) with respect to clause (ii) above, the largest GEC Wheel System sold to such customer (or any affiliate thereof) prior to the date on which the geographical area in which the customer is located

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becomes part of the Territory. Other than as indicated in this Section 2.1, nothing in this Agreement shall be construed as imposing any obligation or restriction whatsoever on sales of equipment by GEC and its Affiliates.

                           (b) While GPC and its Affiliates shall be free to
purchase extrusion blow molding equipment, including High Output Extrusion Blow Molding Equipment, from any supplier, in order to maintain the exclusivity rights set forth in Section 2.1(a) above, GPC and its Affiliates must purchase from or through GEC all of GPC's and its Affiliates' collective requirements for High Output Extrusion Blow Molding Equipment; provided that equivalent equipment is able to be supplied by GEC and that it is on an overall basis competitive with commercially available substitutes taking into account relevant factors such as price, performance, quality and delivery. The foregoing shall not preclude GPC from rebuilding and retrofitting High Output Extrusion Blow Molding Equipment owned by GPC or its Affiliates as of the date of this agreement or purchased by GPC or its Affiliates after the date hereof from GEC. If GPC or its Affiliates purchase High Output Extrusion Blow Molding Equipment from any supplier other than GEC (other than High Output Extrusion Blow Molding Equipment acquired directly as the result of the purchase of a business) notwithstanding that GEC has met the conditions of the immediately preceding proviso, then GEC shall have the right to terminate the exclusivity rights set forth in Section 2.1(a) above.

                  2.2.     Terms of Purchase.

                           (a) The purchase price to be offered by GEC to GPC
and its Affiliates for GEC Wheel Systems shall be set forth in a written price quote from GEC. The price (excluding delivery and importation duties and other taxes) for such GEC Wheel Systems will be determined on the basis of a percentage mark-up of material, labor and overhead costs that is as favorable to GPC as the percentage mark-up historically offered by GEC to GPC and its Affiliates for comparable equipment and as favorable as the price at which GEC is then offering comparable equipment except for the initial five GEC Wheel Systems sold after the date of this Agreement in each country outside the Territory (collectively, the "Pricing Methodology"). For purposes of verifying the Pricing Methodology, GPC shall be entitled to have an audit conducted (at its expense) of relevant portions of GEC's records pertaining to the pricing to customers with respect to GEC Wheel Systems by an independent internationally recognized accounting firm (no more frequently than annually). Such firm shall be authorized to report to GPC whether or not GEC has complied with the Pricing Methodology, and shall agree in writing not to disclose to GPC any other information relating to GEC. In the event GEC has not complied with the Pricing Methodology to GPC's detriment, GPC shall be entitled to a price rebate as appropriate.


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                           (b) GPC shall pay 30% of the purchase price for
equipment ordered from GEC at the time of the order, 60% of the purchase price prior to delivery of such equipment, and 10% of the purchase price upon completion of the acceptance of such equipment. Except as otherwise provided in this Agreement, all other material terms and conditions of sale with respect to such equipment purchased from GEC are detailed in Schedule A to this Agreement, as the same may be amended from time to time by GEC.

                           ARTICLE III. Consulting Services

                  3.1. GEC Consulting Services. GEC, at GPC's request on reasonable notice, shall provide such consulting services, including technical support and know-how, to or on behalf of GPC and its Affiliates as are provided by GEC as of the date hereof to or on behalf of GPC and its Affiliates ("GEC Consulting Services"). After December 31, 1998, GEC may terminate GPC's and its Affiliates' rights to receive GEC Consulting Services by providing written notice of such termination to GPC, provided that the termination of GEC Consulting Services shall not become effective until the first anniversary of GPC's receipt of such notice of termination.

                  3.2. GPC Consulting Services. GPC, at GEC's request on reasonable notice, shall provide such consulting services, including technical support and know-how, to or on behalf of GEC as are provided by GPC and its Affiliates as of the date hereof to or on behalf of GEC and its Affiliates or as have been provided to Tetra Pak International S.A. prior to the date hereof (collectively, the "GPC Consulting Services"). After December 31, 1998, GPC may terminate GEC's rights to receive GPC Consulting Services by providing written notice of such termination to GEC, provided that the termination of GPC Consulting Services shall not become effective until the first anniversary of GEC's receipt of such notice of termination.

                  3.3. Provision of Personnel. Each Party shall make available to the other Party the appropriate personnel required to perform the services described in Sections 3.1 and 3.2. The overall time requirement of each Party to the other shall not be materially in excess of past time requirements.

                  3.4. Reimbursement of Costs. Each Party shall promptly reimburse the other Party for all reasonable out-of-pocket costs and expenses for food, travel and lodging of the other Party in connection with the activities of all personnel of such other Party or its Affiliates under this Agreement, upon presentation of receipts and other supporting documentation therefor.



                  3.5.     Fees.

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                           (a) In consideration for the services to be provided
by a Party under this Article III, the receiving Party shall pay to the providing Party such hourly rates for such services that are consistent with the rates currently charged for such services by the providing Party to the receiving Party, such hourly rates currently ranging from $60 per hour to $200 per hour. Such fees shall be paid in accordance with Section 3.5(b) below. In addition, upon each anniversary of the date of this Agreement, such hourly rates for services shall be increased by an amount equal to the product of such agreed upon rates multiplied by a fraction, the numerator of which shall be the CPI (as hereinafter defined) for the calendar month immediately preceding such anniversary date, and the denominator of which shall be the CPI for the same month of the immediately preceding year. For purposes of this Section 3.5, the term "CPI" shall mean the Consumer Price Index - All Urban Consumers - All Items, as published by the Bureau of Labor Statistics of the United States Department of Labor, or of any revised or successor index hereafter published by the Bureau of Labor Statistics or other agency of the United States Government succeeding to its functions.


                           (b) The fees described in Section 3.5(a) shall be
paid monthly within twenty (20) days of a Party's receipt of a written report produced by the other Party detailing the amount due for the applicable month, computed in accordance with Section 3.5(a) hereto. Such written report shall be delivered within twenty (20) days following the end of the applicable month.


                           (c) Each Party shall have the right, during normal
business hours and upon reasonable notice to the other Party, to inspect and permit its accountants to inspect those portions of the books and records of such Party that are relevant to the computation of fees payable pursuant to this Section 3.5, provided that without good cause such inspections shall not be conducted more than once in any calendar year.

                       ARTICLE IV. Proprietary Technology

                  4.1. Grant of License by GEC. GEC hereby grants to GPC a nontransferable (except to entities that are or become and remain Affiliates of GPC or as permitted under Section 7.3), non-exclusive, perpetual, royalty-free right and license to use the Proprietary Technology or have it used in the operation of the equipment sold by GEC to GPC or its Affiliates under this Agreement.

                  4.2. Certain Restrictions With Respect to the License. Nothing contained in this Agreement shall be construed as granting GPC or its Affiliates any right or license to manufacture or otherwise produce, cause to be manufactured or otherwise produced, or to sell or cause to be sold, equipment embodying Proprietary

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Technology or any other technology proprietary to GEC or its Affiliates, except that repairs, maintenance, rebuilds and retrofits to equipment supplied by GEC shall be permitted.

                  4.3. Grant of License by GPC. GPC and its Affiliates shall own and have the right to utilize in the Territory any improvements to the GEC Wheel Systems or any other equipment proprietary to GEC or its Affiliates and to any of the technology embodied therein that may be discovered or developed by GPC or any of its Affiliates (an "Improvement"), subject to Section 5.2(a) hereto. Such right of utilization shall be (i) exclusive in the case of Improvements developed solely by GPC or its Affiliates and (ii) nonexclusive in the case of Improvements jointly developed by GPC or its Affiliates, on the one hand, and GEC or its Affiliates, on the other ("Joint Improvements"). A non-exclusive, perpetual, worldwide, royalty-free right and license, with the right to grant sublicenses, for all applications with respect to Joint Improvements shall vest automatically in GEC without the payment of any additional consideration by GEC. GPC shall fully disclose promptly to GEC any Joint Improvement and take all such action as may be necessary to secure to GEC its rights under this Section 4.3, including securing assignments from any employees or agents of GPC and its Affiliates. Notwithstanding anything to the contrary contained in this Section 4.3, GPC shall own and have the exclusive rights (subject to Section 5.2(a) hereto) with respect to any Improvement which GPC and GEC agree in writing in advance is to be developed for and funded by GPC.

                  4.4. Future Development of Proprietary Technology. The Parties acknowledge their intent to work together in the future to develop new lines of rotary blow molding equipment proprietary to GPC to the extent that such developments are agreed to by the Parties and funded by GPC.


                ARTICLE V. Confidentiality; Certain Restrictions

                  5.1.     Confidentiality.

                           (a) During the term of this Agreement and
thereafter, GPC shall (and shall cause its Affiliates to) employ all reasonable efforts (including as a minimum all efforts used by GPC to protect its own technology) to protect the confidentiality of, and shall utilize only on its behalf or that of any Affiliate for the purpose of manufacturing and selling extrusion blow molded rigid plastic bottles, information relating to the design, manufacture, sale or service of equipment proprietary to GEC and its Affiliates or information proprietary to GEC or its Affiliates or as to which GEC or any of its Affiliates has a duty of confidentiality to any third party heretofore provided by GEC or its Affiliates or hereafter provided by GEC or its Affiliates under this Agreement or any information derived therefrom,

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including without limitation the Proprietary Technology. GEC shall (and shall cause its Affiliates to) employ all reasonable efforts (including as a minimum all efforts used by GEC to protect its own technology) to protect the confidentiality of, and shall utilize only on its behalf or that of any Affiliate not inconsistent with this Agreement, information proprietary to GPC or its Affiliates or as to which GPC or any of its Affiliates has a duty of confidentiality to any third party heretofore provided by GPC or its Affiliates or hereafter provided by GPC or its Affiliates under this Agreement or any information derived therefrom. All information as described in the preceding two sentences is hereafter referred to as the "Information." Each of GPC and GEC hereby agrees to take all reasonable steps, including but not limited to at least those steps which such Party takes to protect its own proprietary or confidential property, to prevent any such unauthorized disclosure by any partner, officer, employee, agent or other representative of it or its Affiliates without the prior written consent of the other Party, which consent may be granted or withheld in the sole party. The foregoing provision shall not apply to any Information, other than Information disclosed under previously executed agreements between the Parties or their Affiliates, of a disclosing Party as to which the receiving Party or its Affiliates or any of its partners, officers, employees, agents or other representatives can demonstrate that such
Information:

                                    (i) is or became public knowledge through
                  no action of the receiving Party or its Affiliates, or such partner, officer, employee, agent or other representative; or

                                    (ii) has been properly provided to the
                  receiving Party or its Affiliates, or such partner, officer, employee, agent or other representatives without restriction by an independent third party; or

                                    (iii) was properly in the possession of the
                  receiving Party or its Affiliates, or such partner, officer, employee, agent or other representatives at the time of receipt of such Information under this Agreement; or

                                    (iv) has been developed independently by
                  the receiving Party or its Affiliates or such partner, officer, employee, agent or other representative in the course of work by employees of the receiving Party or such partners, officers, employees, agents or other representatives without use of such Information.

                  (b) Subject to Sections 4.2 and 4.3 above, jointly developed Information may be used by either of the Parties as agreed to by the Parties prior to any such use; provided that the non-disclosure restrictions set forth in Section 5.1(a) shall apply to such jointly developed Information.


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                  (c) Each Party shall notify all of its partners, officers, employees agents and representatives to whom any Information is to be disclosed of the terms of this Article V, and take reasonable measures to preclude their use or divulgence of confidential information except as permitted under this Agreement.

                  (d) Anything in this Agreement to the contrary notwithstanding, neither Party shall be required to divulge to the other Party information that is subject to third party confidentiality agreements.

                  5.2. Certain Restrictions With Respect to Information. In order to protect against the unauthorized use of the Information (including the Proprietary Technology) of GEC and its Affiliates, within the limits of applicable law:

                           (a) During the term of this Agreement and
thereafter, GPC shall not (and shall cause its Affiliates not to) use any Information (including the Proprietary Technology) or any Improvement to (i) design, manufacture, sell or service equipment, or (ii) assist any other party in the design, manufacture, sale or service of equipment, in each case without the prior written consent of GEC, which consent may be withheld in GEC's sole discretion.

                           (b) During the term of this Agreement and
thereafter, GPC shall not (and shall cause its Affiliates not to) use or install or sell for installation any GEC Wheel System purchased pursuant to this Agreement on-site at a Dairy or at an Off-Site Dairy Focused Facility for the purposes of manufacturing Dairy Containers without the prior written consent of GEC, which consent may be withheld in GEC's sole discretion; provided that this restriction shall not preclude GPC or its Affiliates from using or installing or selling for installation any GEC Wheel System purchased pursuant to this Agreement on-site at a Dairy or at an Off-Site Dairy Focused Facility for the purposes of manufacturing (i) Dairy Containers for juice or juice drink products, which containers are formed in customized shapes with molds that are unique to the specific juice/juice drink company involved, and
(ii) containers for lactic acid drinks, yogurt drinks, or any non-liquid food products, such as yogurt.

                           (c) During the term of this Agreement and
thereafter, if GPC or any of its Affiliates desires to transfer to any third party any equipment developed or produced by GEC using technology proprietary to GEC (other than in connection with the acquisition of GPC or a controlling interest therein (through merger or otherwise) or the acquisition of substantially all of the assets of GPC), GPC shall (or shall cause its Affiliate to) first offer in writing to transfer such equipment to GEC at a price and on terms no less favorable to GEC than the price and terms contained in the bona fide written arm's length offer of such third party. GEC shall have 15 days in which to accept the offer of GPC or its Affiliate. No counteroffer or negotiations on the part of GEC shall be deemed a rejection of such offer. If GEC accepts such

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offer, a closing with respect to such purchase shall take place on a date specified by GEC within 15 days of its acceptance. If GEC rejects such offer or fails to accept the same within the first aforementioned 15-day period (each, a "Rejection"), GPC or its Affiliate shall be entitled to transfer the equipment to the aforementioned third party within 30 days after GEC's Rejection of the offer of GPC or its Affiliate at the price and on the terms offered to GEC. If such transfer to such third party is not made with such 30-day period, GEC's right of first refusal shall automatically be reinstated with respect to any subsequent transfer of such equipment.

                           (d) While the restrictions contained in this Section
5.2 are considered by the Parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may be unenforceable, and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Parties and their Affiliates, but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

                        ARTICLE VI. Term and Termination

                  6.1. Term. This Agreement shall become effective on the date hereof and, unless terminated at an earlier date as provided herein, shall continue until December 31, 2007 or until such later date to which the term of this Agreement may be extended by mutual agreement of the Parties (the "Expiration Date").

                  6.2.  Termination.

                           (a) This Agreement may be terminated at any time
prior to the Expiration Date by mutual consent of the Parties.

                           (b) In the event either Party hereto breaches this
Agreement in any material respect and fails to remedy such breach within 60 days after written notice thereof by the other Party, then said other Party may terminate this Agreement on written notice to the breaching Party.

                           (c) Notwithstanding anything in this Agreement to
the contrary, the continuing obligations of either Party to make payments accrued as of the date of termination and the obligations under Articles IV and V hereof shall survive the termination of this Agreement, subject to the applicable time limitations set forth therein.

                           ARTICLE VII. Miscellaneous

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                  7.1. Notices. Any notice or other communication required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be deemed to be delivered on the date received by such Party. All notices and documents mailed to a Party shall be duly given when delivered personally or transmitted by telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt thereof. All notices and other communications shall be given to the party at its respective address set out opposite its name below, or at such other address as it shall have theretofore specified by written notice similarly delivered:

                           If to GEC, to:

                                      Graham Engineering Corporation
                                         c/o The Graham Companies
                                             1420 Sixth Avenue
                                         York, Pennsylvania 17405
                                       Attn:  William H. Kerlin, Jr.

                           If to GPC, to:

                                     BCP/Graham Holdings LLC
                  c/o Blackstone Capital Partners III Merchant Banking Fund LP
                                         345 Park Avenue
                                       New York, NY  10154
                                  Attention:  Howard A. Lipson
                                   Facsimile:  (212) 754-8703

                  7.2. Governing Law; Consent to Jurisdiction. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the principles thereof of conflicts of law, for the determination of any controversy whatsoever arising under or in connection with this Agreement. The parties hereby irrevocably consent to the jurisdiction of the federal court in the Eastern District of Pennsylvania and any state court in which venue would otherwise be proper in the Eastern District of Pennsylvania. Such courts shall have non-exclusive jurisdiction over any such applications or actions and the parties hereby waive any objections or defenses to the exercise of personal jurisdiction by or venue of such courts. Each of the parties agrees that any notice, process or notice of motion or other application to any of said courts may be served inside or outside of the United States by personal service, or in any other manner as may be permitted under the rules of any said court or pursuant to any international agreement to which the United States is a party.


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                  7.3. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the successors or permitted assigns of the Parties. This Agreement shall not be assignable by either Party outside of its Affiliate group without the prior written consent of the other, except that each Party shall be entitled to assign all or any of its rights and delegate all or any of its duties hereunder to any person or entity to which such Party transfers all or substantially all of its assets, provided that such an assignment by GPC shall not be to a direct competitor of GEC (or an Affiliate of such a competitor) unless GEC consents to the assignment.

                  7.4. Indemnification. (a) GPC shall indemnify and defend and hold GEC and its Affiliates harmless from and against any and all claims, losses, damages, actions, amounts paid in settlement and expenses (including attorney's fees) resulting in whole or in part from claims by third parties against GEC or any of its Affiliates (i) based on personal injury or property damage or other injury alleged to have been caused by products manufactured by GPC or its Affiliates or by the manufacture of such products, or (ii) arising from any patent, trade secret or trademark infringement claim involving the alleged infringement of any patent, trade secret or trademark in connection with any act or omission of GPC or its Affiliates other than the use of GEC Wheel Systems supplied by GEC that are utilized in accordance with the terms of this Agreement.

                           (b) GEC shall indemnify and defend and hold GPC and
its Affiliates harmless from and against any and all claims, losses, damages, actions, amounts paid in settlement and expenses (including attorney's fees) resulting in whole or in part from claims by third parties against GPC or any of its Affiliates arising from any patent, trade secret or trademark infringement claim involving the alleged infringement of any patent, trade secret or trademark in connection with the manufacture and sale of GEC Wheel Systems by GEC pursuant to this Agreement.

                           (c) The Parties shall cooperate in the defense and/or
settlement of any claim brought against a Party or its Affiliates which would be covered by the indemnity provided for in this Section 7.4.

                  7.5. Equitable Remedies. The Parties expressly acknowledge that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of Article V hereof, and that either Party, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including injunctions and specific performance, in any court of competent jurisdiction.

                  7.6. Unauthorized Use of Information. The Parties shall promptly, but in all events within five calendar days, notify one another in writing of any circumstances surrounding any unauthorized possession, use or knowledge of information relating to the Information after the applicable party has knowledge thereof, shall cooperate with one another in preventing the recurrence of such unauthorized possession, use or knowledge, and shall cooperate with one another in any litigation against third parties brought by either Party to protect its proprietary rights.
                  7.7. Change in Control. In the event GEC proposes, by merger, sale of securities or other means to transfer to a competitor of GPC or its Affiliates (a "Competitor") a controlling interest in GEC's business or substantially all of its assets or that portion of its assets comprising rotary extrusion blow molding equipment (a "Transfer"), then GEC shall, at GPC's option, (1) enter into a licensing and technical assistance agreement with GPC on terms mutually agreeable to the Parties securing to GPC the right to manufacture GEC Wheel Systems consistent with its rights under this Agreement, or (2) grant to GPC on reasonable terms a right of first refusal to meet the terms and conditions offered by or to be offered to such Competitor with respect to the Transfer.

                  7.8. Cooperation. It is the intent of GEC, prior to any Change in Control, to cooperate with GPC in identifying potential acquisition and expansion opportunities for GPC.

                  7.9. Replacement Parts. GEC shall sell to GPC upon GPC's order and on terms and conditions, including price, as favorable to GPC as those generally offered by GEC to its other customers, replacement parts for GEC Wheel Systems during the term of this Agreement and, except in the case of a termination of this Agreement by GEC pursuant to Section 6.2(b) hereof, for five years following termination of this Agreement, provided that GEC is then still stocking and selling such replacement parts.

                  7.10. Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, supersedes all prior oral or written understandings of the Parties with respect hereto, and may be amended only by a document in writing executed by both Parties. This Agreement specifically supersedes the Master Purchase and License Agreement between the Parties dated April 3, 1989, as amended, which agreement is hereby terminated.

                  7.11. Waiver. Failure by either Party to insist on compliance with this Agreement by the other Party to this Agreement shall not be deemed a waiver of any term or condition of this Agreement, and such Party may thereafter insist upon compliance with all terms and conditions of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                               GRAHAM ENGINEERING CORPORATION


                               By:/s/ William H. Kerlin
                                  ----------------------
                               Title:   Chairman


                               GRAHAM PACKAGING HOLDINGS
                               COMPANY

                               By: Graham Packaging Corporation,
                                        its General Partner

                               By:/s/ William H. Kerlin
                                 ----------------------

                               Title:Chief Executive Officer
                                     ------------------------

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                         Terms and Conditions of Sales

1. Proposal. In order to accept the attached proposal ("Proposal") from Graham Engineering Corporation ("GEC), upon the terms and conditions set forth therein, Buyer must execute and deliver to GEC the Proposal by the validity date stated in the Proposal.

2. Freight Charges. The prices stated in this Proposal are given F.O.B. GEC's place of manufacture in York, Pennsylvania and do not include any special handling charges or special painting which shall be at the Buyer's expense. Extra expenses incurred incident to shipment abroad shall be considered special handling expenses and shall be paid by the Buyer.

3. Terms. All payments shall be made in United States dollars and shall be made in accordance with these Terms and Conditions and the Proposal. Notwithstanding the foregoing if shipment is delayed at Buyer's request or due to conditions beyond the control of either GEC or the Buyer, the final payment as stated in the Proposal shall become due upon notification by GEC that the equipment is ready for shipment. In such event GEC may, at its option and at Buyer's risk, store the equipment in a warehouse or within GEC's premises. Upon submission of the appropriate invoices, Buyer shall pay all handling, transportation and storage costs incurred in connection with such storage.

4. Taxes. Prices set forth in the Proposal are exclusive of taxes. The amount of any present or any future occupation, sales, use, value added, service, excise or other similar tax which GEC shall be liable for, either on its own behalf or on behalf of the Buyer, with respect to any orders for machinery or services, shall be in addition to the billing prices and shall be paid by the Buyer.

5. Cancellation. In the event the Buyer requests that work stop on or upon the cancellation of all or any part of an accepted order, Buyer shall pay liquidated damages to GEC as follows:

                           (a) If the ordered equipment is manufactured and
                  ready for shipment at the time GEC receives from Buyer notice to stop work on or cancel the order, then such equipment shall be paid for at the full purchase price; provided however, that if GEC sells any portion of the canceled order to another buyer, the proceeds from such sale will reduce the amount owed by the amount of such sale.

                           (b) If the equipment is work in process at the time
                  GEC receives from Buyer notice to stop work on or cancel the order, then liquidated damages shall be paid on the basis of GEC's reasonable determination of fall accumulated costs for all services, supplies, engineering work, work in process (including all direct and indirect costs), and all commitments made by GEC in preparation for, and in manufacturing the equipment up to the time of receipt of such notice plus any profit that would have otherwise been realized had the Buyer not notified GEC to stop work on or cancel the orders. Any components which can be applied to other unfulfilled orders in process shall be so applied and will reduce the liquidated damages by an amount equivalent to GEC's reasonable determination of accumulated costs of such components.

                  In the event that Buyer request that work stop on or upon the cancellation of the order, the Buyer shall promptly instruct GEC as to the disposition of the equipment. GEC shall, if requested, hold the equipment for Buyer's account. All costs of storage, insurance, handling and boxing shall be paid by the Buyer.

6. Delivery. Delivery dates are given as estimates only and should be considered as the dates when it is estimated that the equipment will be ready for shipment. GEC shall not be liable for any loss of profits or other damages due to delays in manufacture or delivery, regardless of the reason that such delays occur.

7. Risk of Loss. Risk of loss shall pass to the Buyer as soon as the equipment is placed with a carrier for shipment to Buyer or placed in GEC's storage facilities. The Buyer shall pay all costs of insurance from the time that risk of loss passes to the Buyer. GEC shall cooperate fully with the Buyer with respect to the Buyer obtaining insurance protection for the equipment.

8. Applicable Law. The agreement between GEC and Buyer shall be governed by the Uniform Commercial Code as effective in Pennsylvania and other applicable laws of the Commonwealth of Pennsylvania, without regard to the principles thereof of conflicts of law. The agreement shall not be governed by the United Nations Convention on the International Sale of Goods.

9. Equipment Warranties. GEC warrants equipment, to the extent that it is of its manufacture, to be free from defects in material and workmanship for one (1) year after the date of shipment from GEC's factory or 4,000 hours of operation, whichever occurs first, when used by the Buyer under normal production conditions and operated by a qualified operator. Warranty of equipment manufactured by others is limited to the warranty as issued by the equipment supplier; GEC hereby agrees to transfer any such warranty to the Buyer. The sole obligation of GEC under this warranty is, at its option, to repair without charge the defective part F.O.B. GEC's place of manufacture in York, Pennsylvania or to furnish without charge F.O.B. GEC's place of manufacture in York, Pennsylvania a replacement part. Any part claimed to be defective under this warranty must be returned by the Buyer, transportation prepaid to GEC, to establish a claim.

         Furthermore, this warranty is conditioned upon GEC receiving prompt notice of such defect. GEC shall have no obligation to install or pay for the installation of the replacement part. For repairs which must be carried out at the customers facility, GEC's standard service call rates for both labor and expenses will apply. Repair by any party other than GEC shall void the warranty. This express warranty is in lieu of any and all implied warranties referenced in Paragraph 10.

10. Disclaimer. ANY DESCRIPTION OF THE GOODS CONTAINED IN THE PROPOSAL OR IN ANY OTHER DOCUMENT IS FOR THE SOLE
         PURPOSE OF IDENTIFYING THEM, IS NOT PART OF THE BASIS OF THE BARGAIN, AND DOES NOT CONSTITUTE A WARRANTY THAT
         THE GOODS SHALL CONFORM TO THAT DESCRIPTION.
         FURTHERMORE, THE USE OF ANY SAMPLE OR MODEL IN
         CONNECTION WITH THIS CONTRACT IS FOR ILLUSTRATIVE
         PURPOSES ONLY, IS NOT PART OF THE BASIS OF THE BARGAIN
         AND IS NOT TO BE CONSTRUED AS A WARRANTY THAT THE
         GOODS WILL CONFORM TO THE SAMPLES OR MODELS. NO AFFIRMATION OR FACT OR PROMISE MADE BY GEC WHETHER OR
         NOT IN THESE TERMS AND CONDITIONS OR THE PROPOSAL OR ELSEWHERE, SHALL CONSTITUTE A WARRANTY THAT THE GOODS
         WILL CONFORM TO THE AFFIRMATION OR PROMISE.

         THIS SALE IS MADE ON THE EXPRESS UNDERSTANDING THAT THERE IS NO IMPLIED WARRANTY THAT THE GOODS SHALL BE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE.

         ANYTHING IN THESE TERMS AND CONDITIONS OR IN THE PROPOSAL TO THE CONTRARY NOTWITHSTANDING, UNDER NO CIRCUMSTANCES SHALL GEC BE LIABLE TO BUYER FOR ANY CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, RELATED TO, IN CONNECTION WITH OR ARISING AS A RESULT OF THE PROPOSAL OR GEC'S MANUFACTURING, SALE OR DELIVERY OF THE EQUIPMENT OR THE USE, STORAGE OR OPERATION THEREOF OR ANY PERFORMANCE OR FAILURE OF PERFORMANCE OF GEC OR THE EQUIPMENT, INCLUDING ANY BREACH OF ANY WARRANTY OR OTHER OBLIGATION OF GEC HEREUNDER.

11. Patents. Buyer agrees that it will notify GEC in writing by certified mail within one (1) week after receiving any information or notice of any claim whether made formally or informally that equipment manufactured by and purchased from GEC infringes patents held by anyone else. If GEC is so notified and suit is brought against Buyer in the United States claiming that such equipment or any part thereof as supplied by GEC constitutes in and of itself an infringement of any patent of the United States, GEC will pay the cost of defending any such patent suit provided Buyer promptly turns over the defense thereof to GEC and fully cooperates with GEC in such defense. GEC at its own option and expense shall have the right to settle such suit or demand. GEC shall be entitled to satisfy its obligations hereunder either by procuring for Buyer the right to continue using the apparatus, or part thereof furnished by GEC; by replacing same with non-infringing apparatus; by modifying same so that it becomes non-infringing apparatus; or by removal of the alleged infringing apparatus and refunding the purchase price less any amounts claimed on Buyer's Federal Income Tax returns as depreciation on the apparatus. GEC assumes no legal obligation or liability in connection with patent infringement suits against Buyer claiming that the product produced by the equipment, rather than the equipment itself, or any part thereof, infringes anothers patents; Buyer will indemnify GEC for all cost of defending such a patent infringement suit and any damages.

12. Installation & Start-up Assistance. Installation and start-up assistance can be provided by GEC at current contract rates. Buyer will assume the responsibility for injuries and accidents to GEC personnel, when on his (its) premises and will provide safe and suitable working conditions for such personnel.

13. Drawings. GEC shall not be required to furnish detailed manufacturing drawings of the equipment. However, GEC will supply Buyer with those documents and reference drawings which GEC determines are necessary for proper maintenance.

         Any drawings, specifications, and general technical information such as, but not limited to, foundation drawings, lay-out drawings, dimensional drawings, etc., given by GEC are believed by GEC to be adequate under normal operating conditions but should be adapted by Buyer to meet local or unusual conditions. GEC reserves the right to change, amend or modify such drawings as well as its equipment without prior notice and without incurring any obligation on equipment previously delivered; to modify equipment to include subsequent improvements.

14. Security Deposit. GEC retains a security interest in all equipment ordered by Buyer pursuant to the Proposal to secure the payment of all sums due until the full purchase price thereof is paid by Buyer. Buyer shall execute any and all instruments necessary to perfect such security interest and shall pay any and all fees, taxes or assessments incurred by GEC in filing such instruments.

15. Condition Precedent. In the event Buyer accepts the Proposal, performance under the resulting agreement of sale shall be subject to, and conditioned upon, GEC's review of and satisfaction with, in GEC's sole discretion, Buyer's financial condition. Buyer shall cooperate fully with GEC in proving Buyer's financial information.